[ILCO LOGO]


                        InterContinental Life Corporation
                 Austin Centre, 701 Brazos, Austin, Texas 78701





Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of InterContinental Life Corporation, which will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 18, 1999, at 9:00 a.m. local time. For those of you who cannot be present at this meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it to us in the enclosed postage paid envelope at your earliest convenience. By returning your proxy promptly, you will assist us in reducing the Company's expenses relating to the meeting. You can revoke your signed proxy at any time before it is used.

We appreciate your support and cooperation in returning the enclosed proxy.


                                    Cordially,



                                    Roy F. Mitte
                                    Chairman, President and
                                    Chief Executive Officer

                        InterContinental Life Corporation
                 Austin Centre, 701 Brazos, Austin, Texas 78701


                            NOTICE OF ANNUAL MEETING
                             TO BE HELD MAY 18, 1999







Notice is hereby given that the Annual Meeting of Shareholders of InterContinental Life Corporation will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 18, 1999 at 9:00 a.m. local time. At the Annual Meeting, the following matters are to be considered and acted upon:

     1.   The election of eleven Directors for the ensuing year.

     2. Approval of the InterContinental Life Corporation 1999 Stock Option Plan. A copy of the Stock Option Plan is included as Exhibit "A" to the Proxy Statement accompanying this Notice.

     3. Such other business that may properly come before the meeting or any adjournment thereof.

Only those Shareholders of record at the close of business on April 12, 1999 (the "Record Date") will be entitled to notice of and vote at the meeting or any adjournment thereof.

We hope that you will be able to attend the meeting in person. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY in the enclosed envelope for which no postage is necessary if mailed in the United States. It will assist us in reducing the expenses of the Annual Meeting if shareholders who do not attend in person return the signed proxy promptly. You may revoke your proxy at any time before it is voted.

April 16, 1999
                                         By Order of the Board of Directors




                                         Eugene E. Payne
                                         Secretary

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        InterContinental Life Corporation
               701 Brazos o Austin Centre o Austin, Texas o 78701

This proxy is furnished in connection with the solicitation of proxies by the Board of Directors of InterContinental Life Corporation (ILCO or the Company) for use at the Annual Meeting of Shareholders to be held May 18, 1999, at the Austin Centre, 701 Brazos, Austin, Texas 78701. Solicitation of proxies may be made by mail and telephone and the expenses will be borne by the Company. The Company intends to reimburse broker-dealers and others for forwarding the proxy materials to beneficial owners of the Company's stock. The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be sent or given to Shareholders is April 16, 1999.

A copy of the Annual Report to Shareholders for the year ended December 31, 1998, including financial statements, has either been previously forwarded to Shareholders or is included with this Proxy Statement.

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, including Financial Statements and Financial Statement Schedules, may be obtained by Shareholders without charge upon the receipt of a written request addressed to Robert S. Cox, InterContinental Life Corporation, 701 Brazos, Austin Centre, Austin, Texas 78701.

Only Shareholders of record on the books of the company at the close of business on April 12, 1999, will be entitled to vote at the Annual Meeting. At the close of business on such date, there were outstanding and entitled to vote 8,789,412 shares of common stock, $.22 par value, of the Company. Shareholders of the Company are entitled to one vote for each share held of record at the close of business on the Record Date. The proxy is revokable at any time prior to the exercise thereof at the meeting by written notice filed with the Secretary of the Company or by delivery of a later proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with specification therein. Proxies submitted without specification will be voted to elect the nominees for directors named herein.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

The following eleven nominees are proposed for election as Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees are now Directors of the Company. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless authorization to do so is withheld in the proxy. If any nominee for election as Director is unable to serve, which the Board of Directors does not anticipate, the persons acting under the proxy will vote for such other person as management may recommend. An affirmative vote by a majority of those shares constituting at least a quorum at the Annual Meeting of Shareholders is required for the election of Directors. The Board of Directors recommends a vote "FOR" each of the nominees.

The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them are set forth below. The data supplied below is based on information received from the Directors.


                       Director
Name              Age   Since     Principal Occupation and Other Information
Robert A. Bender  45    1997      Director of ILCO since October, 1997. Vice
                                  President of Family LifeInsurance Company since January 1997. Vice President of
                                  Investors Life Insurance Company since North
                                  America since January 1997. Vice President of
                                  Investors-IN, formerly known as
                                  InterContinental Life Insurance Company  since
                                  January 1997. Assistant Vice President of
                                  Investors Life Insurance Company of North
                                  America from February 1994 to January  1997.
                                  Assistant Vice President of Investors-Indiana from February 1994 to January 1997. Assistant
                                  Vice President of Investors-IN, formerly known as InterContinental Life Insurance Company from February 1994 to January 1997. Assistant
                                  Vice President of Family Life Insurance
                                  Company from February 1994 to January 1997.
                                  Retired from 22 years of service in the U.S.
                                  Army in February 1994.

Jeffrey H. Demgen 46    1995      Director of FIC since May 1995. Vice President
                                  of FIC since August 1996.   Vice President and
                                  Director of ILCO since August 1996. Director of FIC since May 1995. Executive Vice
                                  President and Director of Family Life
                                  Insurance Company since August 1996.  Senior
                                  Vice President and Director of Family Life
                                  Insurance Company from October 1992 to August
                                  1996. Executive Vice President and Director of
                                  Investors Life Insurance Company of North
                                  America since August 1996.  Senior Vice
                                  President and Director of Investors Life
                                  Insurance Company of North America from
                                  October 1992 to June 1995.  Executive Vice
                                  President of Investors-IN, formerly known as InterContinental Life Insurance Company since
                                  August 1996.  Senior Vice President of
                                  Investors-IN, formerly known as
                                  InterContinental Life Insurance Company from
                                  October 1992 to June 1995.  Executive Vice
                                  President and Director of Investors-Indiana from August 1996 to December 1997. Senior
                                  Vice President of United Insurance Company of
                                  America from September 1984 to July 1992.

Theodore A.       59    1991      Vice President and Director of ILCO since May
Fleron                            1991. Assistant Secretary since June 1990.
                                  Vice President and  Director  of FIC  since
                                  August 1996.  Senior Vice President, General
                                  Counsel, Assistant Secretary and Director of
                                  Investors  Life Insurance  Company  of North
                                  America and Investors-IN, formerly known as InterContinental Life Insurance Company since
                                  July 1992. General Counsel, Assistant
                                  Secretary and Director of  Investors  Life
                                  Insurance Company of North America and
                                  Investors-  IN, formerly known as
                                  InterContinental Life Insurance Company from
                                  January  1989 to July  1992. Senior  Vice
                                  President, General Counsel, Director and
                                  Assistant Secretary of Investors-Indiana from
                                  June 1995 to December 1997.  Senior Vice
                                  President, General Counsel, Director and
                                  Assistant Secretary of Family Life Insurance
                                  Company since August 1996.

W. Lewis          67    1988      Dentist practicing in San Marcos, Texas.
Gilcrease                         Director of ILCO since 1988.  Director of FIC
                                  from 1979 to July 6, 1991.

James M. Grace    55    1984      Vice President and Treasurer of the Company
                                  since January, 1985. Executive Vice President,
                                  Treasurer and Director of Investors-IN,
                                  formerly known as InterContinental Life
                                  Insurance Company since 1989.  Vice President,
                                  Treasurer and Director of Financial Industries
                                  Corporation since July, 1976.  Executive Vice
                                  President and Treasurer of Investors Life
                                  Insurance Company of North America since 1989;
                                  Executive Vice President, Treasurer and
                                  Director of Family Life Insurance Company (a subsidiary of Financial Industries
                                  Corporation) since June 1991.  Director,
                                  Executive Vice President and Treasurer of
                                  Investors-Indiana from February 1995 to
                                  December 1997.

Richard A.        66    1981      Certified Public Accountant and a partner in
Kosson                            the firm of Manheim, Kosson & Novick in
                                  Millburn, New Jersey.  Director of ILCO since
                                  1981.

Roy F. Mitte      67    1984      Chairman of the Board and Chief Executive
                                  Officer of the Company and Investors-IN
                                  formerly known as InterContinental Life
                                  Insurance Company since January, 1985.
                                  President of the Company since April, 1985.
                                  Chairman of the Board, President and Chief
                                  Executive Officer of Financial Industries
                                  Corporation since 1976. Chairman of the Board,
                                  President and Chief Executive Officer of
                                  Investors Life Insurance Company of North
                                  America since December, 1988.  Chairman of the
                                  Board, President and Chief Executive Officer of Family Life Insurance Company since June
                                  1991.  Chairman of the Board, President and
                                  Chief Executive Officer of Investors-Indiana from February 1995 to December 1997. Chairman,
                                  ILG Securities Corporation since December
                                  1988.

Elizabeth T. Nash 49    1998      Member of the Board of Regents, Texas State
                                  University System since 1993, Chairman from
                                  1997 to 1998, Vice-Chairman from 1996 to 1997.
                                  Trustee of the Development Foundation of Southwest Texas State University since 1987,
                                  Chairman from 1992 to 1997, Vice-Chairman from
                                  1989 to 1992.  Director of ILCO since 1998.

Eugene E. Payne   56    1989      Vice President of ILCO since December 1988 and
                                  Director and Secretary since May 1989.  Vice
                                  President and Director of Financial Industries
                                  Corporation since February 1992.  Executive
                                  Vice President, Secretary and Director of
                                  Investors Life Insurance Company of North
                                  America since December 1988.  Executive Vice
                                  President since December 1988 and Director since May 1989 of Investors- IN, formerly known as InterContinental Life Insurance
                                  Company. Executive Vice President, Secretary and Director of Family Life Insurance Company since June 1991. Director, Executive Vice
                                  President and Secretary of Investors-Indiana from February 1995 to December 1997.

H. Gene Pruner    70    1995      Director of ILCO since August 1996.  Director
                                  of Investors-IN since February, 1995.
                                  President of Market Share, Inc. since April
                                  1985.

Steven P. Schmitt 52    1994      Senior Vice President since April 1992 and
                                  Director, Vice President and Assistant
                                  Secretary since August 1989 of Investors Life
                                  Insurance Company of North America and
                                  Investors-IN, formerly known as
                                  InterContinental Life Insurance Company.
                                  Senior Vice President since April 1992 and
                                  Director and Vice President since June 1991 of
                                  Family Life Insurance Company.  Director,
                                  Senior Vice President and Assistant Secretary of Investors-Indiana from June 1995 to December 1997.

                                   PROPOSAL 2:
                        APPROVAL OF THE ADOPTION OF THE
            INTERCONTINENTAL LIFE CORPORATION 1999 STOCK OPTION PLAN

The following is a summary of the material provisions of the InterContinental Life Corporation 1999 Stock Option Plan (the "Plan"), a copy of which is attached as Exhibit "A" to the Proxy Statement and is incorporated by reference into this summary description. This summary is qualified entirely by reference to the Plan. Any capitalized terms which are used in this summary description but not defined have the meanings assigned to them in the Plan.

Introduction. On March 6, 1999, the Board of Directors adopted the Plan, subject to the approval of the shareholders. The Board of Directors recommends that shareholders read the Plan in its entirety. The Plan provides stock-based compensation to eligible employees in the form of non-qualified stock options. Stock-based compensation will be issued in consideration for the performance of services to the Company.

The Board of Directors believes that the Plan will enhance the profitability and growth of the Company through incentives that link the interests of employees receiving such options and the interests of the shareholders of the Company. The Board further believes that the adoption of the Plan will enable the Company and its affiliates to attract, retain and motivate individuals capable of making significant contributions to the success of the Company and to all eligible employees to share in the success of the Company. The Board of Directors believes that the approval of the Plan is, therefore, in the interest of the shareholders of the Company.

Administration. The Plan shall be administered by the Executive Committee of the Board of Directors. The Committee shall be responsible to the Board for the operation of the Plan, and shall determine the participation in the Plan by employees of the Company and its Subsidiaries, and the extent of that participation. The interpretation and construction of any provisions of the Plan by the Committee shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made by him in good faith.

Eligibility. The Board or the Committee may grant Options to any key management employee (including an employee who is an officer) of the Company or its Subsidiaries or Affiliates. As defined in the Plan, the term "Affiliates" includes Financial Industries Corporation and any direct or indirect subsidiary of Financial Industries Corporation. Options may be awarded by the Board or the Committee at any time and from time to time to new Participants, or to existing Participants, and to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board or the Committee shall determine. Options granted at different times need not contain similar terms.

Options. Options granted under the Plan become exercisable in accordance with the following schedule:

1. For Options Granted During the First Plan Year: Options granted during the first Plan Year shall be exercisable on the first Anniversary Date following the date of grant to the extent of twenty percent (20%) of the Stock covered by such Option. On each succeeding

     Anniversary Date, an additional twenty percent (20%) of such Option shall become exercisable, with the result that no Option granted during the first Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date.

2. For Options Granted During the Second Plan Year: Options granted during the second Plan Year shall be exercisable on the first Anniversary Date following the date of grant to the extent of twenty-five percent (25%) of the Stock covered by such Option. On each succeeding Anniversary Date, an additional twenty-five percent (25%) of such Option shall become exercisable, with the result that no Option granted during the second Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date.

3. For Options Granted During the Third Plan Year: Options granted during the third Plan Year shall be exercisable on the first Anniversary Date following the date of grant to the extent of thirty-three and one-third percent (33 1/3 %) of the Stock covered by such Option. On each succeeding Anniversary Date, an additional thirty-three and one-third percent (33 1/3%) of such Option shall become exercisable, with the result that no Option granted during the third Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date.

4. For Options Granted During the Fourth Plan Year: Options granted during the fourth Plan Year shall be exercisable on the first Anniversary Date following the date of grant to the extent of fifty percent (50 %) of the Stock covered by such Option. On the next succeeding Anniversary Date, an additional fifty percent (50%) of such Option shall become exercisable, with the result that no Option granted during the fourth Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date.

5. For Options Granted During the Fifth Plan Year: Options granted during the fifth Plan Year shall be exercisable on the first Anniversary Date following the date of grant to the extent of one hundred percent (100 %) of the Stock covered by such Option, with the result that no Option granted during the fifth Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date. No option may be exercised for the purchase of fractional shares of stock.

Options must be exercised within one year from the date the Option becomes exercisable, in whole or in part.

Option Grant. Option grants under the Plan will be evidenced by written Stock Option Agreements specifying the number of shares covered thereby and the option price, the exercise period and all other terms, restrictions and conditions of the option. The purchase price for Stock under each Option shall be 100 percent (100%) of the fair market value (as determined in accordance with the provisions of the Plan). At the time of exercise, the full exercise price for the Option must be paid in cash. In addition, the Plan Participant must pay to the Company an amount sufficient to satisfy any income taxes required by law to be withheld or deducted from wages as a result of the exercise of an Option.

Stock to be Optioned and Number of Available Shares. The shares of stock which may be optioned under the Plan may be treasury Stock or authorized but unissued shares of Stock. The maximum number of shares that may be optioned under the Plan is 800,000 shares. The Plan provides for appropriate adjustments in the number of shares subject to awards and available for future awards in the event of changes in the outstanding common stock by reason of merger, stock split or certain other events.

Amendment and Termination. The Board of Directors of the Company or the Executive Committee of the Board of Directors may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted. The Board or the Committee may alter or amend the provisions of the Plan pertaining to the Term of the Plan. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as provided by the terms of the Plan. Unless sooner terminated, the Plan shall remain in effect for a period of eleven years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Option previously granted.

Federal Income Tax Consequences. The following description of Federal income tax consequences is based upon existing laws, regulations and interpretations as of the date of this Proxy Statement. Since the currently applicable rules are complex and the tax laws may change, and since income tax consequences may vary depending upon the particular circumstances of each recipient of an option grant, Plan Participants are advised to consult with their own tax advisor concerning Federal (and any state and local) income tax consequences. The following discussion does not purport to describe state and local income tax consequences.

A Plan Participant will not recognize income for Federal income tax purposes at the time an Option is granted. However, upon exercise of an Option, the Plan Participant will include in income as compensation an amount equal to the difference between the fair market value (as determined in accordance with the provisions of the Plan) of the shares on the date of exercise and the exercise price of the Option. The included amount will be treated as ordinary income by the Plan Participant and will be subject to income tax withholding and related employment taxes by the Company. The basis of the Plan Participant's shares acquired upon exercise of an Option is the fair market value used to determine the amount of compensation realized upon exercise. Upon a subsequent sale of the shares by the Plan Participant, any appreciation or depreciation in the value of the shares will be treated as a capital gain or loss (either short-term or long-term, depending upon the holding period after the date of exercise).

 Tax Treatment of the Company. The Company will be entitled to a Federal income tax deduction in connection with the exercise of an Option to the extent that the Plan Participant recognizes ordinary income and the Company withholds income taxes.

ADOPTION AND APPROVAL OF THE INTERCONTINENTAL LIFE CORPORATION 1999 STOCK OPTION PLAN REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON SHARES. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

                               EXECUTIVE OFFICERS

The following table sets forth the names and ages of the persons who currently serve as the Company's executive officers together with all positions and offices held by them with the Company. Officers are elected to serve at the will of the Board of Directors or until their successors have been elected and qualified.

Name                       Age              Positions and Offices

Roy F. Mitte               67               Chairman of the Board, President
                                            and Chief Executive Officer

James M. Grace             55               Vice President and Treasurer

Eugene E. Payne            56               Vice President and Secretary

Jeffrey H. Demgen          46               Vice President

In May 1991, Roy F. Mitte suffered a stroke, resulting in partial paralysis affecting his speech and mobility. Mr. Mitte continues to make the requisite decisions in his capacity as Chief Executive Officer, although his ability to communicate and his mobility are impaired.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representation that no Forms 5 were required, the Company believes that during the period from January 1, 1998 through December 31, 1998, all Section 16(a) filing requirements applicable to its officers directors and greater than ten percent beneficial owners were complied with.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                               Amount and Nature
Name and Address             of Beneficial Ownership (8)      Percent of Class


Financial Industries Corp.
701 Brazos, Suite 1400
Austin, TX 78701                    3,932,692                     44.74 % (5)

                              Amount and Nature
Name and Address            of Beneficial Ownership (8)     Percent of Class


Roy F. Mitte
701 Brazos, Suite 1400
Austin, TX 78701                  3,986,490 (1, 2)            45.36% (5)

Investors Life Insurance
Company of North America
701 Brazos, Suite 1400
Austin, TX 78701                    669,920  (3)               7.62% (5)

Investors Life Insurance
Company of Indiana
701 Brazos, Suite 1400
Austin, TX 78701                    563,120 (4)                6.41% (5)

Fidelity Management &
Research Company
82 Devonshire Street
Boston, MA 02109                    867,800 (6)                9.87% (5)

Heartland Advisors, Inc.
790 North Milwaukee Street
Milwaukee, WI 53202                 529,600 (7)                6.03% (5)


1.   As of March  17,  1999,  Mr.  Mitte,  jointly  with his  wife  Joann,  owns
     1,493,216 common shares of Financial Industries Corporation ("FIC"). The holdings of Mr. Mitte of FIC's common stock constitutes 29.54% of the outstanding common stock of that company. In addition, Mr. Mitte holds the position of Chairman, President and Chief Executive Officer of FIC. Since FIC holds a controlling interest in ILCO, Mr. Mitte's personal holdings in the Company have been combined with the holdings of FIC in determining the amount and percentage of Mr. Mitte's beneficial ownership of the Company.

2. Includes 31,998 shares allocated to Mr. Mitte's account under the Employees Savings and Investment Plan and 21,800 shares owned directly by Mr. Mitte.

3. Represents 563,120 shares owned by Investors-IN (formerly InterContinental Life Insurance Company and 106,800 shares owned directly by Investors-NA. Investors-IN is a life insurance company subsidiary of Investors-NA. All of these shares are treated as treasury shares.

4.   All are directly owned by Investors-IN and are treated as treasury shares.

5. Assumes that outstanding stock options available to other persons have not been exercised.

6. As reported to the Company on a Schedule 13(G) and a Schedule 13(G)/A filed by FMR Corporation, the parent company of Fidelity Management & Research Company ("Fidelity"). According to the Schedule 13(G) and the Schedule 13(G)/A, Fidelity acts as investment advisor to the Fidelity Low-Priced Stock Fund, a registered investment company, and the Fund is the owner of 432,700 shares of ILCO common stock, of which 418,300 shares were reported on a Schedule 13(G) filed on February 14, 1997, 14,400 additional shares which were reported on a Schedule 13(G)/A filed on February 14, 1998 and 1,200 additional shares which were reported on a Schedule 13(G)/A filed on February 1, 1999. As a result of the stock dividend (one share of common stock for each outstanding share of common stock) paid on March 17, 1999, the number of shares owned by Fidelity is currently two times the number of shares described in this note 6.


7. As reported to the Company on a schedule 13(G) filed by Heartland Advisors, Inc. ("Heartland") on January 21, 1999. According to the Schedule 13(G), Heartland acts as investment advisor with respect to certain investment advisory accounts, with respect to which various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of securities. The Schedule 13(G) identifies that the interests of one such account, the Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the common stock of ILCO.

8. Except as otherwise noted, the information in this table reflects the effect of the stock dividend (one share of common stock for each outstanding share of common stock) which was paid on March 17, 1999.


The following table contains information as of March 17, 1999 as to the Common Stock of the Company beneficially owned by each director, nominee and executive officer and by all executive officers and directors of the Company as a group. The information contained in the table has been obtained by the Company from each director and executive officer except for information known to the Company. Except as indicated in the notes to the table, each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.

                         Amount and Nature of          Percent of
Name                     Beneficial Ownership (5)         Class

Robert A. Bender                  2,010 (3)                 *

Jeffrey H. Demgen                 8,038 (3)                 *

                         Amount and Nature of             Percent of
Name                     Beneficial Ownership (5)           Class



Theodore A. Fleron                31,460 (3,4)              *

W. Lewis Gilcrease                   -0-

James M. Grace (1)               124,912 (2,3)             1.42 %

Richard A. Kosson                    400                    *

Roy F. Mitte (1)               3,986,490 (3)              45.36 %

Elizabeth T. Nash                    200                    *

Eugene E. Payne 1                 22,292 (3)                *

H. Gene Pruner                       -0-

Steven P. Schmitt                 27,146 (3,4)              *

All Executive
Officers and
Directors as a
group, all of
whom are listed
above                           4,202,948 (1,2,3,4)        47.82%

* Less than 1%

(1) As an executive officer and/or director of FIC which as of March 17, 1999 beneficially owned 3,932,692 shares of the Company's Common Stock . In addition to the shareholdings of Mr. Mitte in FIC (see Note 1, above), Mr. Grace owns 5,600 shares of FIC Common Stock.

(2) Includes 24,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to Mr. Grace at a price of $3.33 (as adjusted) per share, which are currently available for exercise.

(3)  Includes  shares  beneficially   acquired  through   participation  in  the
     Company's ESOP, 401K and/or the Employee Stock Purchase Plan, which are group plans for eligible employees.

(4) Includes 12,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to each of Messrs. Fleron and Schmitt at a price of $3.33 (as adjusted) per share, which are currently exercisable.

(5) The information in this table reflects the effect of the stock dividend (one share of common stock for each outstanding share of common stock) which was paid on March 17, 1999.


                 COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTOR

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the three other persons who were serving as executive officers of the Company at the end of 1998 and received cash compensation exceeding $100,000 during 1998.

                                       Annual Compensation

                                                                                               Long Term
                                                                                                Compens-
Name and                                                                                      ation Awards
Principal                                                                   Stock Options       All Other           Compensa-
Position                   Year              Salary(1)         Bonus(7)       Other(2)          (Shares)              tion(8)

Roy F. Mitte,
Chairman,
President and              1998            $ 356,679         $1,535,000         -0-                  -0-                -0-
Chief Executive            1997            $ 252,253         $  751,500         -0-                  -0-                -0-
Officer                    1996            $ 286,643                -0-         -0-                  -0-        $2,446,397(3)

James M.
Grace, Vice                1998              195,000             25,000                                               2,365
President and              1997              195,000             40,000         -0-(4)               -0-             19,024
Treasurer                  1996              195,000             15,000         -0-                  -0-                -0-

Eugene E.
Payne, Vice                1998              195,000             20,000                                               2,365
President and              1997              195,000             40,000         -0-(5)               -0-             17,925
Secretary                  1996              195,000             15,000         -0-                  -0-                -0-

Jeffrey H.                 1998            $ 145,384           $ 15,000         -0-                  -0-                -0-
Demgen, Vice               1997            $ 117,884           $ 30,000         -0-                  -0-                -0-
President6                 1996            $ 102,500           $  7,500         -0-                  -0-                -0-


(1) The executive officers of the Company have also been executive officers of the Company's insurance subsidiaries and FIC and FIC's insurance subsidiary, Family Life. FIC and/or Family Life reimbursed the Company (or, in the case of Mr. Mitte, authorized payment of) the following amounts as FIC's or Family Life's share of these executive officers' cash compensation and bonus for 1996, 1997 and 1998: (i) Mr. Mitte: $216,857, $999,746, and
     $1,111,821 respectively, which amounts are not included in the above table;
     (ii) Mr. Grace: $83,987, $68,150 and $64,152 respectively, which amounts are included in the above table; (iii) Dr. Payne: $83,987, $68,150 and $61,447 respectively, which amounts are included in the above table; and
     (iv) Mr. Demgen $46,125, $66,548 and $72,173, respectively, which amounts are included in the above table. Dr. Payne elected to defer a portion ($13,000) of his 1998 compensation under the provisions of the Company's Non-Qualified Deferred Compensation Plan. See also, Note 7.

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(3) During 1996, the Company paid Mr. Mitte: (i) $1,862,000 for the cancellation in 1996 of options to purchase 121,500 shares of the Company's common stock, plus interest at the rate of 8% per year on such amount for a one year period (for a total of $2,011,737); (ii) $120,700 for the federal income tax reimbursement relating to the cancellation in 1995 of options to purchase 50,000 shares of the Company's common stock; and (iii) $313,960 for the federal income tax reimbursement relating to the 1996 options cancellation described above in this footnote. Each of these payments was made pursuant to a contract entered into between the Company and Mr. Mitte in 1993, pertaining to cancellation of options which had been granted to him in 1989.

(4) Mr. Grace exercised stock options in 1998 to purchase 12,000 shares of the Company's Common Stock under the Non-Qualified Option Plan. See "Aggregated Option Exercises in 1998" below, which table has been adjusted to give retroactive effect to the stock dividend paid on March 17, 1999.

(5) Dr. Payne exercised stock options in 1998 to purchase 6,000 shares of the Company's Common Stock under the Non-Qualified Stock Option Plan . See "Aggregated Option Exercises in 1998" below, which table has been adjusted to give retroactive effect to the stock dividend paid on March 17, 1999.

(6)  Mr. Demgen became an executive officer of the Company in August, 1996.

(7) The data in this column represents the amount of annual bonus awarded. The bonuses for Mr. Grace, Dr. Payne and Mr. Demgen for the year 1997 represent amounts paid in 1997, but include the bonuses awarded with respect to the years 1996 and 1997. Dr. Payne elected to defer the amounts shown for 1997 and 1998 into the Company's Non-Qualified Deferred Compensation Plan. The Plan was established in 1997 to permit Mr. Grace and Dr. Payne to defer a portion of their compensation. Under the provisions of the Plan, contributions are invested on a money purchase basis and plan benefits are based on the value of the account at retirement or other distribution. In accordance with applicable tax law requirements, amounts allocated to the Plan are subject to the claims of general creditors of the Company. See also, Note 8.

(8) The data in this column represents the amount paid by the Company in 1997 and 1998 to Mr. Grace and Dr. Payne to supplement the benefits under the Company's Pension Plan. The supplement relates to each of the past service years for Mr. Grace and Dr. Payne which were affected by the limitation on compensation which the Pension Plan may take into account for benefit accrual purposes. Under federal pension rules, an employee's benefits under a qualified pension plan, such as the ILCO Pension Plan, are limited to certain maximum amounts. The amount of the payments made in 1997 was determined by comparing the accrued benefit for the listed individuals under the ILCO Pension Plan through December 31, 1996 to the accrued benefit which the individual would have had under the Plan's benefit formula without application of the limitations applicable to tax qualified retirement plans. The value of the difference, representing an amount payable for life commencing at normal retirement age, was then commuted to its present value, which amount is included in this column. In 1998, the Company made a similar payment, with respect to benefit accruals for the year 1997 only. Mr. Grace and Dr. Payne elected to defer their respective amounts into the Company's Non-Qualified Deferred Compensation Plan. The Company intends to make a similar payment with respect to benefit accruals for subsequent years; however, there is no obligation for it to do so. See also, Note 7.


Aggregated Option Exercised in 1998

                      Shares
                      Acquired                                Value
Name                  On Exercise (#) 1                       Realized ($)


James M. Grace             24,000                             $227,040

Eugene E. Payne            12,000                             $100,020

(1) As adjusted retroactively to reflect the effect of the stock dividend paid on March 17, 1999.

Aggregated Stock Option Values


                     Number of Unexercised            Value of Unexercised
                        Options Held at              in-the-Money Options at
                      December 31, 1998 (b)             December 31, 1998 (a)
                   Exercisable    Unexercisable    Exercisable     Unexercisable

James M. Grace        24,000             -0-          $200,040       $  -0-

Eugene E. Payne       12,000             -0-          $100,020       $  -0-

(a) Based on the closing price of the Company's Common Stock on NASDAQ on December 31, 1998 ($10.00, as adjusted retroactively to reflect the effect of the stock dividend paid on March 17, 1999).

(b) Adjusted to reflect the effect of the stock dividend paid on March 17, 1999.


Pension Plan Table

The following table sets forth estimated annual pension benefits payable upon retirement at age 65 under the Company's noncontributory defined benefit plan ("Pension Plan") to an employee in the final pay and years of service classifications indicated, assuming a straight life annuity form of benefit. The amounts shown in the table do not reflect the reduction related to Social Security benefits referred to below.

                                Years of Service

                                                            30 or
Remuneration       15             20          25             more

$125,000          $29,437      $39,250       $49,062      $58,875
 150,000           35,325       47,100        58,875       70,650
 160,000           37,680       50,240        62,800       75,360
 175,000           41,212       54,950        68,687       82,425
 200,000           47,100       62,800        78,500       94,200

 The normal retirement benefit provided under the Pension Plan is equal to 1.57% of final average eligible earnings less 0.65% of the participant's Social
Security covered compensation multiplied by the number of years of credited service (up to 30 years). The compensation used in determining benefits under the Pension Plan is the highest average earnings received in any five consecutive full-calendar years during the last ten full-calendar years before the participant's retirement date. The maximum amount of annual salary and bonus that can be used in determining benefits under the Pension Plan is $200,000 for any year prior to 1994 and is $150,000 for 1994, 1995, and 1996 and is $160,000
for 1997 and each subsequent year.

The annual eligible earnings, for 1998 only, covered by the Pension Plan (salary up to $160,000) with respect to the individuals reported in the Summary Compensation Table were as follows, with their respective years of credited service under the Pension Plan at December 31, 1998 being shown in parentheses:
Mr.  Mitte,  $160,000 (11 years),  Mr.  Grace,  $160,000 (11 years),  Dr. Payne,
$160,000 (10 years), and Mr. Demgen, $145,384 (6 years).

Directors' Compensation

Directors who are not officers or employees of the Company are paid a $5,000 annual fee, and are compensated $1,000 for each regular or special meeting of the Board of Directors which they attend in person. In the case of telephonic meetings of the Board, non-employee directors who participate in such telephonic meetings are compensated $500 for such a meeting. Directors who participate via telephone in a regular or special meeting which is held by other than conference telephone are not entitled to a fee for such meeting.

Non-employee directors serving on committees of the Board are compensated in the amount of $500 for each committee meeting they attend whether such participation is in person or by telephone, provided that the committee meeting is held on a day other than that on which the Board meets.

Members of Compensation Committee

W. Lewis Gilcrease, Richard A. Kosson and Elizabeth T. Nash are the members of the Company's Compensation Committee, which makes recommendations to the Board of Directors with respect to the Chief Executive Officer's compensation.

Compensation Committee Interlocks and Insider Participation

Roy F. Mitte determines the compensation of all executive officers of the Company, other than the Chief Executive Officer. Mr. Mitte is the Chairman of the Board, President and Chief Executive Officer of the Company and FIC. He also determines the compensation of all executive officers of FIC, other than the Chief Executive Officer.

Reports on Executive Compensation

 The following report and the performance graph following those reports shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1993 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Chief Executive Officer's Report

The following report is made by the Chief Executive Officer with respect to compensation policies applicable to the Company's executive officers, other than the Chief Executive Officer.

The goal of the Company's executive compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining senior managers. Executive compensation is based on several factors, including corporate performance. While sales, earnings, return on equity and other performance measures are considered in making annual executive compensation decisions, no formulas, preestablished target levels or minimum performance thresholds are used. Each executive officer's individual initiatives and achievements and the performance of the operations directed by the executive are integral factors utilized in determining that officer's compensation.

The Company's compensation program consists of cash compensation, long-term equity-based compensation in the form of stock options granted under the 1988 Stock Option Plan, and the Employees Savings and Investment (401K) Plan. They also participate in various other benefits, including medical and pension plans generally available to employees of the Company. The objectives of the stock option plan and the 401K Plan are to create a strong link between executive compensation and shareholders return and enable senior managers to develop and retain a significant and long-term ownership position in the Company's Common Stock. This assures that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's continued long-term success, and that the long-term interests of those employees are aligned with those of the shareholders.

Under the Company's 1988 Non-Qualified Stock Option Plan, options to buy Company's common stock at 100% of the fair market value on the date of grant but in no event less than $3.33 per share can be granted to officers, directors, agents and others. The information set forth in this paragraph pertaining to the number of shares for which options have been granted under the 1988 Plan has not been adjusted to reflect the effect of the stock dividend paid on March 17, 1999. The 1988 Plan, which was adopted in December, 1988, authorizes the Board of Directors to grant options to purchase up to a maximum of 600,000 shares of the Company's common stock. Under its provisions, the 1988 Plan remains in effect for a period of eleven years from the date of the Plan's adoption. At December 31, 1998, options to purchase 42,000 shares were outstanding, of which options to buy 18,000 shares were held by executive officers. The Company's Board of Directors administers the plan. In 1988, options to purchase 330,000 shares of the Company's common stock were granted at a price of $3.33 per share. In 1990, options to purchase 30,000 shares expired. In 1991, options to purchase 50,000 shares were granted at prices ranging from $8.75 to $9.25 per share. In 1992, options to purchase 60,000 shares expired. In 1995, options to purchase 60,000 shares were granted at a price of $11.12 per share. The options granted in 1995, together with 20,000 other options, were terminated in 1996. In 1997, 42,000 options were cancelled. There were no options granted in 1998, 1997 or 1996. The Board of Directors has no current plans to grant any additional options under the 1988 Plan.

ILCO's 401K Plan allows eligible employees to make voluntary contributions on a tax deferred basis. During 1997, the Plan was changed to provide for a matching contribution by participating companies. The match, which is in the form of shares of ILCO common stock, is equal to 100% of an eligible participant's elective deferral contributions, as defined in the Plan, not to exceed 1% of the participant's plan compensation. Allocations are made on a quarterly basis to the account of participants who have at least 250 hours of service in that quarter.

ILCO's 401K Plan also includes participant accounts which were transferred from the ILCO Employee Stock Ownership Plan ("ESOP"). The ESOP was merged into the 401K Plan in May, 1998. The ESOP was a noncontributory employee benefit plan available to all employees who have completed one year of service. Allocations of ILCO's contributions were made to participants in accordance with their compensation. Vesting of participants in their accounts occurs in annual installments over a period of approximately ten years. As of December 31, 1998, that portion of the assets of the 401K Plan which represent participant accounts transferred from the ESOP consisted of 638,976 shares of ILCO's Common Stock (as adjusted to reflect the stock dividend paid on March 17, 1999 ) of which 90,684 shares were allocated to executive officers of the Company and the balance of the shares were allocated to the other participants.

The Company provides medical and pension benefits to the executive officers that are generally available to employees.

The foregoing report has been furnished by Roy F. Mitte.

Compensation Committee's Report

The Compensation Committee of the Board of Directors makes a recommendation to the Board of Directors each year with respect to the Chief Executive Officer's compensation for that year. For the year 1998, the Committee recommended that the Chief Executive Officer's 1998 Compensation continue at the same level in effect for the year 1998. In addition, the Committee recommended that the Chief Executive Officer receive a cash bonus in the amount of $1,535,000.

 The compensation policies and practices of the Compensation Committee are subjective and are not based upon specific criteria. The Committee did consider the Company's overall financial performance and its continuing progress in expense management, maintenance of a high quality investment portfolio and marketing of insurance products designed to generate an acceptable level of profitability. The Committee recognized the Chief Executive Officer's leadership role in the Company's performance and his ability to select, recruit and motivate qualified people to implement the Company's policies that have contributed to that performance.

Since the Chief Executive officer's 1998 compensation is not based on any particular measures of the Company's performance, such as sales, earnings or return on equity, there is no specific discussion in this report of the relationship of the Company's performance to the Chief Executive Officer's compensation for 1998. Nevertheless, the Committee believes that it is noteworthy that (i) the Company's net income for 1998 was $11,119,000 ($2.54 basic and $2.49 diluted per share), compared to net income of $20,540,000 ($4.75 basic and $4.70 diluted per share) for 1997, (ii) the Company's net income from continuing operations (excluding the net gain resulting from the sale of Bridgepoint Square Offices in 1997) was $11,119,000 ($2.54 basic and $2.49 diluted per share) for the year ended December 31, 1998, as compared to $11,443,000 ($2.64 basic and $2.62 diluted per share) for the year ended December 31, 1997.

The foregoing report is submitted by the members of the Compensation Committee.

Performance Graph

The graph and table below compare the cumulative total shareholder return on the company's Common Stock for the last five calendar years with the cumulative total return on the Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq over the same period (assuming the investment on December 31, 1993 of $100 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) and an index of stock of life insurance companies traded on Nasdaq and the reinvestment of all dividends).

                               [PERFORMANCE GRAPH OMITTED]

                                                   12/31/93     12/31/94     12/31/95     12/30/96     12/31/97     12/31/98
The Company (1)                                    $100.00      $  77.80     $ 94.40      $100.00      $148.10      $148.10
The Nasdaq Stock Market (US)                       $100.00      $  97.80     $138.30      $170.00      $208.30      $293.50
Index of Nasdaq Life Insurance Stocks(2)           $100.00      $  86.00     $129.30      $166.80      $220.30      $221.30

(1) The dollar amounts for the Company's Common Stock are based on the closing bid prices on Nasdaq on the dates indicated.

(2) The Index of Nasdaq Life Insurance Stocks is comprised of life insurance companies whose stocks were traded on Nasdaq during the last five calendar years (36 issues listed during that period, of which 21 issues were traded on December 31, 1998). These peer companies were selected by the Company on a line-of-business basis.

Employments Agreements and Change in Control Arrangements

The terms and conditions of employment agreements that the Company would enter into upon the occurrence of certain events that result in the agreements taking effect were approved by the Board of Directors with respect to Messrs. Grace and Payne in 1991. Each agreement would include two independent provisions with respect to the effective date and the term of each agreement. First, the term of the agreement would begin on the earlier of (i) the date of retirement (early, normal or deferred) of Roy F. Mitte from his position as Chairman, President and Chief Executive Officer of the Company or (ii) the date of disability of Mr. Mitte, and would terminate on the last day of the twelfth month next following the commencement date of the term of the agreement, unless extended upon mutually acceptable terms.

Independently, the term of the agreement would commence upon the date that any person who is not currently a control person with respect to the Company acquires, or enters into an agreement to acquire, control of the Company, directly or indirectly , and would end on the last day of the twelfth month next following the date on which the employee receives notice of the termination of his employment with the Company or the life insurance subsidiaries of the Company.

During the term of the agreement, the employee would be entitled to perform all of the duties of the position or positions held by the employee with the Company and all the subsidiaries of the Company on the date immediately preceding the commencement date of the term of the agreement.

During the term of the agreement, the employee would be entitled to an annual rate of compensation which is not less than the annual rate of compensation in effect as of the date immediately preceding the commencement date of the term of the agreement. During the term of the agreement, the employee would be entitled to participate in and benefit from all employee benefit plans and other fringe benefits on the same basis as such plans and benefits are made available to other executive personnel of the Company.

The agreement may be terminated by the Company only in the event that the employee is guilty of theft of property of the Company or commits a wrongful act which has a material adverse effect upon the business of the Company and with respect to which the employee would not be entitled to indemnification under the provisions of the Bylaws of the Company in effect as of the commencement date of the term of the agreement. The employee may terminate the agreement upon thirty days advance written notice to the Company.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

a. Prior to the repayment of the ILCO Senior Loan on September 30, 1998, the obligations of ILCO under the Senior Loan were guaranteed by FIC. FIC presently owns 1,966,346 shares of the company's Common Stock, constituting 44.74% of such shares outstanding.

b. As part of the financing arrangement for the acquisition of Family Life Insurance Company, Family

     Life Corporation ("FLC"), a subsidiary of FIC, entered into a Senior Loan agreement under which $50 million was provided by a group of banks. The balance of the financing consisted of a $30 million subordinated note issued by FLC to Merrill Lynch Insurance Group, Ins. ("Merrill Lynch") and $14 million borrowed by Family Life Insurance Investment Company ("FLIIC"), another subsidiary of FIC, from an affiliate of Merrill Lynch and evidenced by a senior subordinated note in the principal amount of $12 million and a junior subordinated note in the principal amount of $2 million and $25 million lent by two insurance company subsidiaries of ILCO. The latter amount was represented by a $22.5 million loan from Investors-NA to FLC and a $2.5 million loan provided directly to FIC by Investors-CA. In addition to the interest provided under those loans, Investors-NA and Investors-CA were granted by FIC non-transferable options to purchase, in the amounts proportionate to their respective loans, up to a total of 9.9 percent of shares of FIC's common stock at a price of $10.50 per share ($2.10 per share as adjusted for the five-for-one stock split in November, 1996), equivalent to the then current market price, subject to adjustment to prevent dilution. The original provisions of the options provided for their expiration on June 12, 1998 if not previously exercised. In connection with the 1996 amendments to the subordinated notes, as described below, the expiration date of the options were extended to September 12, 2006.

     On July 30, 1993, the subordinated indebtedness owed to Merrill Lynch and its affiliate was prepaid. The Company paid $38 million plus accrued interest to retire the indebtedness, which had a principal balance of approximately $50 million on July 30, 1993. The primary source of the funds used to prepay the subordinated debt was new subordinated loans totaling $34.5 million that FLC and another subsidiary of FIC obtained from Investors-NA. The principal amount of the new subordinated debt is payable in four equal annual installments in 2000, 2001, 2002 and 2003 and bears interest at an annual rate of 9%. The other terms of the new debt are substantially the same as those of the $22.5 million subordinated loans that Investors-NA had previously made to FLC and that continue to be outstanding.

     In June, 1996, the provisions of the notes from Investors-NA to FIC, FLC and FLIIC were modified as follows: (a) the $22.5 million note was amended to provide for twenty quarterly principal payments, in the amount of $1,125,000 each, to commence on December 12, 1996; the final quarterly principal payment is due on September 12, 2001; the interest rate on the note remains at 11%, (b) the $30 million note was amended to provide for forty quarterly principal payments, in the amount of $163,540 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $1,336,458; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (c) the $4.5 million note was amended to provide for forty quarterly principal payments, in the amount of $24,531 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $200,469; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (d) the $2.5 million note was amended to provide that the principal balance of the note is to be repaid in twenty quarterly installments of $125,000 each, commencing December 12, 1996 with the final payment due on September 12, 2001; the rate of interest remains at 12%, (e) the Master PIK note, which was issued to provide for the payment in kind of interest due under the terms of the $2.5 million note prior to June 12, 1996, was amended to provide that the principal balance of the note ($1,977,119) is to be paid in twenty quarterly principal payments, in the amount of $98,855.95 each, to commence December 12, 1996 with the final payment due on September 12, 2001; the interest rate on the note remains at 12%.

     In December, 1998, FLIIC was dissolved. In connection with the dissolution, all of the assets and liabilities of FLIIC became the obligations of FLIIC's sole shareholder (FIC). Accordingly, the obligations under the provisions of the $4.5 million note described above are now the obligations of FIC.

c. The data processing needs of ILCO's and FIC's insurance subsidiaries are provided by FIC Computer Services, Inc. ("FIC Computer"), a subsidiary of FIC. Under the provisions of the data processing agreement, FIC Computer provides data processing services to each subsidiary for fees equal to such subsidiary's proportionate share of FIC Computer's actual costs of providing those services to all of the subsidiaries. The Company's insurance subsidiaries paid $2.82 million and Family Life paid $1.61 million to FIC Computer for data processing services provided during the year ended December 31, 1998.

d. In 1995, Investors-NA entered into a reinsurance agreement with Family Life pertaining to universal life insurance written by Family Life. The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy which is less than $200,000; face amounts of $200,000 or more are reinsured by Family Life with a third party reinsurer.

e. In 1996, Investors-NA entered into a reinsurance agreement with Family Life, pertaining to annuity contracts written by Family Life. The agreement applies to contracts written on or after January 1, 1996.

f. Roy F. Mitte serves as Chairman, President and Chief Executive Officer of both FIC and ILCO. James M. Grace serves as Vice President, Treasurer and Director of both companies. Dr. Payne serves as Vice President, Secretary and Director of both companies. Messrs. Demgen and Fleron serve as Vice Presidents and Directors of both companies. Mr. Roy Mitte holds beneficial ownership of 29.54% of the outstanding shares of FIC (see "Security Ownership of Certain Beneficial Owners and Management").

g. Mr. Joseph F. Crowe retired from active service with the Company in January, 1997 and served on the ILCO Board until October, 1997; he continues to serve on the Board of Directors of FIC. Following Mr. Crowe's retirement, the Company entered into a consulting agreement with him. Under the terms of the agreement, Mr. Crowe is to be available for periodic consultation on actuarial matters related to the operations of the life insurance companies. The agreement provides for a payment of $25,000 per year for a period of five-years.

h. In November, 1998, FIC and Family Life Insurance Company purchased 373,304 shares of FIC's common stock from the Roy F. and Joann C. Mitte Foundation, a Texas non-profit corporation (the "Foundation"). These shares had been previously donated to the Foundation by Mr. and Mrs. Mitte. The transaction, which was privately negotiated between FIC, Family Life Insurance Company and the Foundation, involved approximately 6.8% of the outstanding shares of FIC. The purchase price was at the then current market price of FIC's common stock ($18.625 per share). Family Life Insurance Company acquired 272,000 shares for its investment portfolio and FIC acquired 101,304 shares.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company's accounting firm for the current year is PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be available for comment at the Shareholders Meeting and will be given an opportunity to respond to appropriate questions.


                              BOARD AND COMMITTEES

ILCO's Board of Directors met formally four times during 1998. All of the incumbent directors attended 100% of the required meetings, except for Messrs. Demgen and Kosson, who each attended 75% of the required meetings.

Members of the Nominating Committee are: Roy F. Mitte, James M. Grace and Eugene
E. Payne. The Nominating Committee makes recommendations to the Board of Directors with respect to vacancies and as to additions to the Board of Directors. The Nominating Committee will consider nominees recommended by Shareholders. All such nominations must be submitted in writing to the Nominating Committee no later than December 31, 1999. The Nominating Committee did not meet on a formal basis during 1998.

The members of the Audit Committee are: Richard A. Kosson, Eugene E. Payne and Steven P. Schmitt. The Audit Committee reviews the financial statements and the results of the Company's annual independent audit. The Audit Committee did not meet on a formal basis in 1998.

The members of the Compensation Committee are: W. Lewis Gilcrease, Richard A. Kosson and Elizabeth T. Nash. The Compensation Committee held one meeting during 1998.

                              SHAREHOLDER PROPOSALS

It is contemplated by the management of the Company that the next Annual Meeting of the Shareholders of the Company will be held on or about May 16, 2000. Accordingly, all proposals of security holders intended to be submitted by the company for inclusion in the Proxy Statement and Form of Proxy relating to the meeting must be received by the Company no later than December 31, 1999 and must be in compliance with applicable laws and Securities and Exchange Commission regulations.

                                  OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any other matters which will be presented to the Shareholders at the Annual Meeting.
However, if any other matter should be presented, the persons named in the accompanying proxy will vote according to their best judgement in the interest of the company.



                                            By Order of the Board of Directors
                                            InterContinental Life Corporation




                                            Eugene E. Payne, Secretary


April  16 , 1999

                                   Exhibit "A"

                       InterContinental Life Corporation
                             1999 Stock Option Plan



A.       The Plan

1. Name: This Plan shall be known as the "InterContinental Life Corporation 1999 Stock Option Plan."

2. Purpose: The purposes of the Plan are to encourage stock ownership by key management employees of InterContinental Life Corporation (herein called the "Company") and its Subsidiaries, to provide an incentive for such employees to expand and improve the profits and prosperity of the Company and its Subsidiaries, and to assist the Company and its Subsidiaries in attracting and retaining key personnel through the grant of options to purchase shares of the Company's common stock. It is intended that the stock options granted hereunder shall constitute nonstatutory stock options and shall not be treated as "incentive stock options" within the meaning of
     Section 422A of the Internal Revenue Code of 1986, as amended, or successor provisions thereto or of like import.

3. Effective Date and Term: The Plan was approved by the Board of Directors of the Company on March 6, 1999, and shall become effective on May 18, 1999, subject to approval by a majority of the shareholders of the Company, present in person or by proxy, at the annual meeting of shareholders of the Company to be held on May 18, 1999. The Plan shall terminate upon the eleventh anniversary of the Effective Date.

B.   Definitions

     Unless otherwise required by the context:

1. "Anniversary Date" shall mean the first anniversary of the Effective Date and each succeeding anniversary thereof.

2.   "Board" shall mean the Board of Directors of the Company.

3. "Change in Control" shall mean the occurrence of either (i) the termination, by resignation or otherwise, of Roy F. Mitte as Chairman of the Board and Chief Executive Officer or (ii) the appointment or election to the Board of persons constituting a majority of the number of members of the Board which persons were not nominated or appointed to the Board by Roy F. Mitte.

4. "Committee" shall mean the Executive Committee, which is appointed by the Board, and which shall be composed of at least three members of the Board.

5.   "Company"   shall  mean  the   InterContinental   Life   Corporation,   its
     subsidiaries, affiliates and successors in interest.

6.   "Code" shall mean the Internal Revenue Code of 1986, as amended.

7. "Effective Date" shall mean the date determined in accordance with the provisions of paragraph A.3, hereof.

8. "Option" shall mean a right to purchase Stock, granted pursuant to the Plan.

9. "Option Price" shall mean the purchase price to be paid for each share of Stock subject to issuance pursuant to the exercise of an Option , as determined in Section G, below.

10. "Participant" shall mean an employee of the Company, or of any Affiliate of the Company, to whom an Option is granted under the Plan.

11.  "Plan" shall mean this InterContinental Life Corporation Stock
Option Plan.

12. "Plan Year" shall mean a twelve-month period which commences on the Effective Date or an Anniversary Date, as applicable and ends on the last day of the twelfth month following such Effective Date or Anniversary Date, as applicable.

13.  "Stock" shall mean the common stock of the Company, par value $.22.

14.  "Subsidiary" shall mean a subsidiary corporation of the
                  Company, as defined in Section 425(f) of the Code.

15. "Affiliate" shall mean (i) any Subsidiary of the Company and (ii) Financial Industries Corporation and any direct or indirect wholly-owned subsidiary of Financial Industries Corporation.

C.   Stock To Be Optioned

     Subject to the provisions of Section M of the Plan, the maximum number of shares of stock that may be optioned or sold under the Plan is 800,000 shares. Such shares may be treasury or authorized but unissued shares of Stock.

D. Options Under the Plan: Shares of Stock with respect to which an Option has been granted and exercised hereunder shall not again be available for grant under the Plan. In the event that Options granted hereunder shall expire, terminate or be canceled for any reason without being exercised, new Options may be granted under the Plan with respect to the number of shares to which such Option expiration, termination or cancellation pertains.

E.   Administration

     The Plan shall be administered by the Committee. Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and shall determine the participation in the Plan by employees of the Company and its Affiliates, and the extent of that participation. The interpretation and construction of any provisions of the Plan by the Committee shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made by him in good faith.

F.   Eligibility

     The Board or the Committee may grant Options to any key management employee (including an employee who is an officer) of the Company or its Affiliates. Options may be awarded by the Board or the Committee at any time and from time to time to new Participants, or to existing Participants, and to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board or the Committee shall determine. Options granted at different times need not contain similar terms.

G.   Option Price:

     The purchase price for Stock under each Option shall be 100 percent (100%) of the fair market value of the Stock at the time the Option is granted, but in no event less than $7.50 per share. If the Stock is publicly traded, then such fair market value shall be determined as follows: (i) if the principal trading market for the Stock is the NASDAQ Small-Cap Market, the NASDAQ National Market or a national securities exchange, the last reported sale price thereof on the day of the grant, or (if there were no trades on that date, the latest preceding date on which as sale was reported, or (ii) if the Stock is not principally traded on such market or exchange, the mean between the last reported "bid" and "asked" prices of the Stock on the day of the grant, as reported on NASDAQ or as reported in a recognized financial reporting system, as applicable. If the Stock is not publicly traded, or if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, such fair market value shall be as determined by the Board.

H.   Terms and Conditions of Options

     Options granted pursuant to the Plan shall be authorized by the Board or the Committee and shall be evidenced by agreements in such form as the Board or the Committee shall from time to time approve. Such agreements shall comply with and be subject to the following terms and conditions:

     1. Employment Agreement: The Board or the Committee may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ of, and render services to, the Company or any of its Affiliates for a period of time (specified in the agreement) following the date the Option is granted. Unless otherwise set forth in a written employment agreement between the Company and the Participant, no such agreement shall impose upon the Company or any of its Affiliates, however, any obligation to employ the Participant for any period of time.

     2. Manner of Exercise: Any Options granted hereunder may be exercised by the Participant serving upon the Secretary of the Company written notice of such exercise which notice shall be irrevocable and shall specify the number of shares of Stock to be purchased pursuant to such exercise.

     3. Time and Method of Payment: The Option Price shall be paid in full in cash at the time an Option is exercised under the Plan. Such payment, in the form of a personal or bank check, shall accompany the notice of exercise. Unless submitted in accordance with the provisions of this Plan, an exercise of any Option granted under the Plan shall be invalid and of no effect. Promptly after the exercise of an Option and the payment of the full Option Price, the Participant shall be entitled to the issuance of a stock certificate evidencing his ownership of such Stock. A Participant shall have none of the rights of a shareholder of the Company pursuant to the exercise of an Option hereunder until the issuance of Stock to such Participant pursuant to such exercise and no adjustment shall be made for dividends or other rights for which the record date is prior to the date that the certificate evidencing such Stock is issued.

     4.   Number of Shares: Each Option shall state the total number of shares of Stock to which it pertains.

     5. Option Period and Limitations On Exercise of Options: The Option period shall be one year from the date the Option becomes exercisable in whole or in part under the terms of the Plan. Except as provided in paragraph H.6, hereof, no Option shall be exercisable until the first Anniversary Date next following the date of grant thereof, when it becomes exercisable in accordance with the following schedule:

          A. For Options Granted During the First Plan Year: Options granted during the first Plan Year shall be exercisable on the first
               Anniversary Date following the date of grant to the extent of twenty percent (20%) of the Stock covered by such Option. On each succeeding Anniversary Date, an additional twenty percent (20%) of such Option shall become exercisable, with the result that no Option granted during the first Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date;

          B. For Options Granted During the Second Plan Year: Options granted during the second Plan Year shall be exercisable on the first
               Anniversary Date following the date of grant to the extent of twenty-five percent (25%) of the Stock covered by such Option. On each succeeding Anniversary Date, an additional twenty-five percent (25%) of such Option shall become exercisable, with the result that no Option granted during the second Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date.

          C. For Options Granted During the Third Plan Year: Options granted during the third Plan Year shall be exercisable on the first
               Anniversary Date following the date of grant to the extent of thirty-three and one-third percent (33 1/3 %) of the Stock covered by such Option. On each succeeding Anniversary Date, an additional thirty-three and one-third percent (33 1/3%) of such Option shall become exercisable, with the result that no Option granted during the third Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date.

          D. For Options Granted During the Fourth Plan Year: Options granted during the fourth Plan Year shall be exercisable on the first
               Anniversary Date following the date of grant to the extent of fifty percent (50 %) of the Stock covered by such Option. On the next succeeding Anniversary Date, an additional fifty percent (50%) of such Option shall become exercisable, with the result that no Option granted during the fourth Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date.

          E. For Options Granted During the Fifth Plan Year: Options granted during the fifth Plan Year shall be exercisable on the first Anniversary Date following the date of grant to the extent of one hundred percent (100 %) of the Stock covered by such Option, with the result that no Option granted during the fifth Plan Year may be exercised, in whole or in part, after the sixth Anniversary Date. No option may be exercised for the purchase of fractional shares of stock.

     6. Exercise of Options Upon Change in Control: Notwithstanding the provisions of paragraph H.5, hereof, each Option granted under the Plan shall become exercisable, in whole or in part, upon the effective date of a Change in Control. Following the effective date of a Change in Control, the Option period shall be one year from the date the Option becomes exercisable.

     7. Designation of Options: Each Option shall be designated, at the time of issuance, as not being an incentive stock option under Section 422A of the Code.

I.   Termination of Employment

     Except as provided in Section J, below, if a Participant ceases to be employed by the Company or any of its Affiliates, his Options, including those Options which are exercisable at the time of such termination of employment, shall expire thirty (30) days following the date of termination of employment; provided, however, that if a Participant's cessation of employment with the Company and its Affiliates is due to his retirement with the consent of the Company or any of its Affiliates , the Participant may, at any time within three months after such cessation of employment, exercise his Options to the extent that he was entitled to exercise them on the date of cessation of employment. The Committee may cancel any Option granted hereunder during the post-employment periods referred to in this paragraph if the Participant engages in employment or other activities contrary, in the opinion of the Committee, to the best interests of the Company or any of its Affiliates. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Company or an Affiliate, and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such determination of the Committee shall be final and conclusive, unless overruled by the Board.

J.   Rights In Event of Death or Disability

     If a Participant dies without having fully exercised his Options, the executors or administrators, or legatees or heirs, of his estate shall have the right to exercise only such Options as the deceased Participant was presently entitled to exercise on the date of his death. Any such exercise by the executors or administrators, or legatees or heirs, of the estate of a Participant must be made within 90 days following the date of death of the Participant, in accordance with the procedures set forth in Section H.2., hereof. After the expiration of such 90-day period, no Options which the deceased Participant was presently entitled to exercise on the date of his death may be exercised.

     If a Participant terminates his employment with the Company or an Affiliate as a result of a "permanent and total disability" (as that term is defined by section 22(e)(3) of the Internal Revenue Code of 1986, as amended) without having fully exercised his Options, he shall have the right to exercise only such Options as he was presently entitled to exercise on the date of his permanent and total disability. Any such exercise by the

     Participant must be made within 90 days following the date of such Participant's permanent and total disability, in accordance with the procedures set forth in Section H.2., hereof. After the expiration of such 90-day period, no Options which the Participant was presently entitled to exercise on the date of his permanent and total disability may be exercised.


K.   No Obligation To Exercise Options

     The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

L.   Nonassignability

     Options shall not be transferable other than by will or by the laws of descent and distribution, to the extent provided herein, and during a Participant's lifetime may be exercised only by such Participant.

M.   Effect of  Change  In Stock  Subject  To The Plan

     The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option, and the price per share, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from (1) a subdivision or consolidation of Stock or any other capital adjustment, (2) the payment of a dividend consisting of Stock, or
     (3) any other increase or decrease in the amount of Stock outstanding effected without the receipt of consideration by the Company. If the Company shall be the surviving Corporation in any merger or consolidation, any Option shall pertain, apply, and relate to the nature and amount of securities of such resulting entity to which a holder of the number of shares of Stock subject to the Option would have become entitled to following such merger or consolidation.

     If the Company is merged into or consolidated with any other corporation in a transaction where the Company is not the surviving corporation, or if it sells all or substantially all of its assets to any other corporation, then either (i) the Company shall cause provision to be made for the continuance of the Plan after such event, or for the substitution for this Plan for another Plan covering the number and class of securities which the Participants in this Plan would have been entitled to receive in such merger or consolidation by virtue of such sale if the Participant had been the holder of record of a number of shares of Stock of the Company equal to the then unexpired portion of the Options then held by Participants, or
     (ii) the Company shall give to the Participants written notice of its election not to cause such provision to be made and all unexercised Options shall become exercisable in full (or, at the individual election of a Participant, in part) at any time during a period of 20 calendar days, to be designated by the Company, ending not more

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     than  10  calendar  days  prior  to the  effective  date  of  such  merger, consolidation or sale, in which case any unexercised Options shall not be exercisable to any extent after the expiration of such 20 calendar day period.

N.   Amendment and Termination

     The Board or the Committee may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted. The Board or the Committee may alter or amend the provisions of paragraph 3, hereof, pertaining to the Term of the Plan. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of eleven years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Option previously granted.

O.   Reservation of Shares of Stock

     The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction, any requisite authority necessary to issue and sell the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell stock as to which the requisite authority has not be obtained.

P.   Tax Withholding:

     The Company shall have the right to require a Participant to remit to the Company an amount sufficient to satisfy Federal taxes, required by law or regulation to be withheld or deducted with respect to any taxable event arising as a result of the exercise by a Participant of Options under this Plan.
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